Exhibit 99.2

BBX Capital Corporation Plans to Participate in

BFC Financial Corporation’s Proposed Acquisition of Bluegreen Corporation

FORT LAUDERDALE, FL—(Marketwire—November 28, 2012)—BBX Capital Corporation (NYSE: BBX) and BFC Financial Corporation (OTCQB: BFCF) announced today that BBX Capital plans to participate in the funding of BFC’s recently announced acquisition of Bluegreen Corporation (NYSE: BXG).

BFC, through its wholly-owned subsidiary, Woodbridge Holdings, LLC, currently owns approximately 54% of Bluegreen’s outstanding Common Stock and, as recently announced, has entered into an agreement with Bluegreen pursuant to which Bluegreen will merge with a subsidiary of Woodbridge and the shareholders of Bluegreen (other than BFC and its subsidiaries) will receive $10 per share in cash. Upon consummation of the transaction, Bluegreen will become a direct wholly-owned subsidiary of Woodbridge.

BBX Capital’s Board of Directors, after receipt of a recommendation of a special committee of independent directors, today approved plans to provide equity of approximately $60 million in cash to Woodbridge and to execute a promissory note in Woodbridge’s favor in the principal amount of approximately $11.75 million. In return, BBX will receive an approximate 46% common equity interest in Woodbridge. The proceeds from BBX Capital’s investment would be utilized to pay a portion of the merger consideration with the balance of the acquisition funding anticipated to come from borrowings and the assets of Bluegreen. In connection with BBX’s investment, Woodbridge’s Operating Agreement will be amended to set forth the parties’ respective rights as members of Woodbridge and provide, among other things, for unanimity on major decisions and for distributions from Woodbridge to be made to BFC and BBX pro rata based on their membership interests of 54% and 46%, respectively. The investment in Woodbridge is subject to the parties’ execution of definitive agreements in a form acceptable to both BFC and BBX Capital.

“We are pleased that BBX Capital has decided to participate in the acquisition of Bluegreen Corporation,” commented Alan B. Levan, Chief Executive Officer of both BBX Capital and BFC Financial. “We believe that Bluegreen is a terrific company with a dynamic management team and we anticipate that over time Bluegreen will generate significant revenues and earnings. BBX’s investment will provide it with an opportunity to participate in Bluegreen’s results going forward.”

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) is a diversified investment and asset management company. The business of BBX Capital includes real estate ownership, direct acquisition and joint venture equity in real estate, specialty finance, and the acquisition of controlling and non-controlling investments in operating businesses. As of September 30, 2012, BBX Capital had total consolidated assets of approximately $488.4 million and shareholders’ equity of approximately $254.7 million. For further information please visit our website: www.BBXCapital.com.

About BFC Financial Corporation:

BFC is a holding company whose principal holdings include controlling interests in Bluegreen Corporation (NYSE: BXG) and BBX Capital Corporation (NYSE: BBX). As of September 30, 2012, BFC had total consolidated assets of approximately $1.5 billion, shareholders’ equity attributable to BFC of approximately $311.9 million, and total consolidated equity of approximately $522.2 million. For more information, visit www.BFCFinancial.com.

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and involve substantial risks and uncertainties. These risks and uncertainties include, but are not limited to: those relating to BFC’s proposed acquisition of Bluegreen, including that the risk that the potential anticipated benefits of the merger including cash dividends and/or earnings will not be achieved, that financing for the Bluegreen transaction may not be obtainable on acceptable terms, or at all, and the risk that the proposed acquisition which is subject to a number of conditions, including financing of the transaction and the approval of Bluegreen’s shareholders may not be consummated on the contemplated terms, or at all; and those relating to BBX’s proposed investment in Woodbridge, including that BFC and BBX may not reach agreement with respect to definitive documentation and/or that the investment may not otherwise be consummated on the proposed terms, or at all. Reference is also made to the risks and uncertainties detailed in reports filed by BBX and BFC with the SEC, including the “Risk Factors” sections contained in those reports, which may be viewed on the SEC’s website at www.sec.gov . The companies caution that the foregoing factors are not exclusive.

BBX Capital Media Contact Info:

Caren Berg

Boardroom Communications

cberg@boardroompr.com

(954) 370-8999

Investor Relations Contact Info:

Leo Hinkley

Telephone: 954- 940-5300, 954-940-4994